EXHIBIT 99.1

TurboChef Reports Strong Results for Second Quarter 2007

Commercial Revenues Increase 119% and 25% Sequentially; Continued Strong Momentum Driving Gross Margin Expansion and Increased Profitability in Commercial Segment; Residential Oven Shipments Now Underway

Atlanta, Georgia, July 31, 2007 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the three and six months ended June 30, 2007.

Significant Items:

•
Revenue for the second quarter 2007 was $23.0 million, a sequential increase of 25% over the $18.3 million revenue reported in first quarter 2007 and an increase of 119% over the year ago quarter. Shipments of residential units in the quarter were minimal and recognition of residential revenue will commence in third quarter 2007.

•
For the fourth consecutive quarter, the commercial segment posted strong gains in revenue and operating income. Commercial segment operating income for the three months ended June 30, 2007 increased 121% to $3.1 million or 13% of segment revenue, as compared with $1.4 million or 8% of segment revenue for the sequential quarter ended March 31, 2007. The Company expects to continue to ramp its commercial revenues over the remainder of 2007.

•
Three major customers accounted for approximately 66% of the quarter’s revenue. The continued diversification of the commercial customer base continues and revenue from Subway was only 19% of the second quarter’s revenue, as compared with 20% of revenue for the prior quarter and 44% for the year ago quarter. Gross margins were 39% reflecting higher sales volumes, improved margins on service agreements and the positive benefits of the sales mix in the quarter.

•	Cash of $16.2 million was essentially unchanged from the first quarter. Importantly, the Company also had positive cash flow from operations for the first time in 2007.

•
The Company continues to see momentum in its commercial business. 7-Eleven Stores and Einstein Noah Restaurant Group have recently been added to the growing commercial customer list, which includes some of the country’s best known and most recognized consumer brands.

•
Production is underway on the Company’s 30” Double Wall Speedcook Oven and initial shipments have commenced to the Company’s network of premium dealers locations which now stand at 148. Marketing investments continue to focus on demonstrating the product in highly visible national events, regional and local dealer showrooms as well as the introduction of the first advertising campaign in leading trade publications.

•
The Company now expects that its commercial revenue for 2007 will be at the higher end of the previously estimated range of $85 - $95 million. While the reception of the residential product in the marketplace continues to be extremely positive, it remains too early to include guidance on residential revenue expectations.

Financial Review

For the three months ended June 30, 2007, total revenue was $23.0 million compared with $10.5 million in the year ago quarter. As a percentage of total revenue, cost of product sales for the quarter was 60.7% as compared with 62.9% for the first quarter of 2007 and as compared with 69.3% for the year ago quarter.

Selling, general and administrative expenses for the quarter were impacted by the higher sales volume, costs attributable to the on-going review of the Company’s stock option grants and practices for the period from 1997 to the present and investment spending relating to launch of the Company’s residential oven products. Total costs for the options inquiry approximated $3.2 million and the marketing/advertising spend was $2.2 million, slightly higher than projected for the quarter due to the one-time Consumer Launch Media Event, the industry’s largest Trade Show (KBIS), and trade advertising commitments that all coincided in the second quarter. As the Company has previously stated, it is committing substantial marketing resources to help ensure the successful launch of this revolutionary residential oven.

The Company reported a net loss of $6.5 million or $0.22 per share for the second quarter of 2007 as compared with a net loss of $5.0 million or $0.17 per share for the year ago quarter. The 2007 second quarter loss includes a $3.2 million charge or about $0.11 per share attributable to costs of the SEC stock option inquiry and $2.2 million or about $0.08 per share in marketing costs related to the launch of its new residential oven products.

As previously announced, TurboChef received a letter from the Securities and Exchange Commission regarding an informal inquiry of the Company's stock option grants for the period from January 1, 1997 through the present. The Company is cooperating fully with the Commission and is responding to the staff's request for information.  As part of this process, the Company's management, under the oversight of the Audit Committee of the Board of Directors, has been conducting a review of the Company's stock option grants and practices. On June 19, 2007, the Company announced that preliminary findings of the review indicated that some prior financial statements would require restatement to record material non-cash charges for stock-based compensation although it did not expect the restatement to materially affect periods subsequent to December 31, 2005, including financial results for 2006 which have been included in this release. The Company will not be in a position to file Quarterly Reports on Form 10-Q until after its Annual Report on Form 10-K for the year ended December 31, 2006 is filed. As reported on June 29th, the Company anticipates making these filings on or before August 31, 2007. The Company does not plan to comment further on any aspect of the inquiry or possible outcome until the inquiry is completed or it is otherwise required to comment under applicable regulations.

Richard Perlman, Chairman of TurboChef said, “We are very pleased with TurboChef’s operating performance in the second quarter. We believe we have successfully executed and delivered on the growth plan for our commercial business and we are confident that we will sustain the momentum that has been building in the business and continue to deliver strong growth results in the Company’s commercial business.”

Jim Price, Chief Executive Officer of TurboChef added, “We are very pleased with the progress we have made regarding the Company’s 30” Double Wall Speedcook residential oven. Production is underway and growing and shipments have commenced to all of our premium dealers across North America. TurboChef Launch Events are being conducted with each dealer to initiate regular cooking demonstrations in response to the significant backlog of leads and inquiries we have received from consumers regarding this prestige double wall speedcook oven. We are more convinced than ever that the TurboChef residential speedcook ovens provide a real solution to today’s lifestyle. Many Americans prefer home-cooked meals but simply don’t have the time. The TurboChef oven gives the home cook the freedom to be the cook they want to be on a much more frequent basis.”

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and has recently introduced equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.  A partial list of commercial customers includes 7-Eleven, Aramark, Boston Market, Compass Group, Disney, Donato’s Pizza, Dunkin’ Brands, Einstein Noah Restaurant Group, Eurest Dining Services, Harrah’s/Caesar’s/Grand Casinos, Hilton, HMS Host, Holiday Inn Express, Kwik Trip, Lowes Cineplex Entertainment, QuickChek, Safeway Stores, Sheetz, Sodexho Health Care, Spoleto, Starbucks Coffee Company, Starwood Hotels, Subway, Telepizza and Whole Foods Market. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA  30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Tuesday, July 31, 2007, at 4:45 p.m. EDT. To join the conference call, please dial (800) 374-0113 (access code: 10252976) or access the audio feed through a webcast link on our website at www.turbochef.com. International callers, please dial: 706-758-9607 (access code: 10252976). A replay of the conference call will be available through our website or by calling 800-642-1687 or 706-645-9291 and using the same access code 10252976.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, uncertainties related to the time and expenditures needed by the Company to complete its investigation regarding the Company’s stock option grants and practices, whether or not the investigation would lead to discovery of additional accounting errors or other adverse facts, the results of government inquiries and possible regulatory action or private litigation, whether The Nasdaq Stock Market will continue permitting the trading of the Company’s common stock under an exception to Marketplace Rule 4310(c)(14) relating to the Company’s failure to file certain periodic reports with the SEC, when the Company will be able to file any future SEC reports, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$22,726	$10,165	$40,665	$19,272
Royalties and services	242	329	634	758
Total revenues	22,968	10,494	41,299	20,030

Costs and expenses:
Cost of product sales	13,931	7,270	25,464	13,907
Research and development expenses	1,379	991	2,866	2,150
Selling, general and administrative expenses	13,236	6,572	22,578	12,651
Restructuring costs	-	-	-	(41)
Depreciation and amortization	960	930	1,911	1,822
Total costs and expenses	29,506	15,763	52,819	30,489

Operating loss	(6,538)	(5,269)	(11,520)	(10,459)

Other income (expense):
Interest income	180	355	401	724
Interest expense and other	(160)	(73)	(316)	(184)
	20	282	85	540

Net loss	$(6,518)	$(4,987)	$(11,435)	$(9,919)

Per share data:
Net loss per share:

Basic and diluted:	$(0.22)	$(0.17)	$(0.39)	$(0.35)

Weighted average number of common shares
outstanding:

Basic and diluted:	29,247,657	28,765,080	29,235,610	28,715,846

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30,	December 31
	2007	2006
Assets:

Current assets:

Cash and cash equivalents	$16,238	$19,675
Accounts receivable, net	15,015	11,001
Other receivables	726	2,771
Inventory, net	11,407	11,311
Prepaid expenses	2,178	2,128

Total current assets	45,564	46,886

Property and equipment, net	7,394	7,944

Developed technology, net	5,560	5,963
Goodwill	5,934	5,934
Covenants not-to-compete, net	4,594	4,874
Other assets	173	174

Total assets	$69,219	$71,775

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$13,140	$9,200
Accrued expenses	5,281	3,103
Future installments due on covenants not-to-compete and additional consideration for assets acquired	3,932	3,793
Deferred revenue	3,757	2,977
Accrued warranty	2,718	1,889
Deferred rent	247	247

Total current liabilities	29,075	21,209

Future installments due on covenants not-to-compete and additional consideration for assets acquired, non-current	3,682	3,550
Deferred rent, non-current	1,096	1,218
Other liabilities	94	93

Total liabilities	33,947	26,070

Commitments and contingencies

Total stockholders’ equity	35,272	45,705

Total liabilities and stockholders’ equity	$69,219	$71,775

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(11,435)	$(9,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,911	1,822
Amortization of deferred rent	(121)	(122)
Amortization of deferred loan costs and non-cash interest	298	153
Non-cash compensation expense	689	96
Provision for doubtful accounts	272	180
Other	-	8
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(4,286)	1,056
Inventories	(327)	1,007
Prepaid expenses and other assets	1,968	47
Accounts payable	3,940	(2,167)
Accrued expenses and warranty	3,006	(1,200)
Deferred revenue	781	(948)

Net cash used in operating activities	(3,304)	(9,987)

Cash flows from investing activities:
Property and equipment expenditures	(421)	(2,433)

Net cash used in investing activities	(421)	(2,433)

Cash flows from financing activities:
Payment of deferred loan costs	(25)	(25)
Proceeds from the exercise of stock options and warrants	313	654

Net cash provided by financing activities	288	629

Net change in cash and cash equivalents	(3,437)	(11,791)
Cash and cash equivalents at beginning of period	19,675	40,098
Cash and cash equivalents at end of period	$16,238	$28,307

NONCASH INVESTING AND FINANCING ACTIVITIES:

Noncash financing activity - conversion of Enersyst preferred membership units	$-	$542

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	16	24